Exhibit 10.3
RETIREMENT AND CONSULTING
AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 7th day of June, 2016, by and among Spirit Aerosystems, Inc. (the “Company”), Spirit Aerosystems Holdings, Inc., the parent of the Company (the “Parent”), and Larry A. Lawson (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Retirement. Effective July 31, 2016 (the “Retirement Date”), the Executive shall resign from his position as President and Chief Executive Officer of the Company and of the Parent, from his position on the Parent’s Board of Directors (the “Board”) and from all other positions he holds as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent, and the Executive’s employment with the Company will terminate at the end of the day on the Retirement Date. From June 7, 2016 through the Retirement Date the Executive shall cooperate with the transition to his successor as directed by the Board (“Transition Services”).

2.Payments. In consideration for the Executive’s cooperation in the Transition Services described above and the consulting services described below, and in consideration of both (i) the release of all claims described below in Paragraph 3 (including the reaffirmation thereof through the Retirement Date) and the Covenant Not to Sue in Paragraph 4 and (ii) the protective agreements described in Paragraphs 6 and 7, the Company agrees to compensate the Executive as follows:

(a)Consulting Services. For a period of two (2) years following the Retirement Date (the “Consulting Term”), the Executive agrees that he shall provide consulting and transition services to the Company, its Board and its Chief Executive Officer (“CEO”) at such times as mutually agreed to by the Board, the CEO and the Executive. It is the expectation of the Company and the Executive that the level of bona fide services the Executive will perform after the Retirement Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive on behalf of the Company, the Parent and their subsidiaries or affiliates over the immediately preceding thirty-six (36) month period and, as such, the Executive shall experience a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) on the Retirement Date.

The Company shall compensate the Executive at an annual rate equal to One Hundred Fifty Thousand Dollars ($150,000) per year (the “Consulting Fees”) during the Consulting Term. The Consulting Fees shall be payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect over the Consulting Term, with the first such installment to be paid to the Executive on the Company’s first payroll date after the Retirement Date (or, if later, on the date this Agreement becomes effective as described in Paragraph 10(c)).

(b)Severance Payments. As a settlement payment, the Company shall pay the Executive the sum of $1,274,000 (the “Separation Payment”), which is equal to one year of the Executive’s current annual base salary. The Separation Payment shall be payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect over a period of twelve (12) months following the Retirement Date, with the first such installment to be paid to the Executive on the Company’s first payroll date after the Retirement Date (or, if later, on the date this Agreement becomes effective as described in Paragraph 10(c)). The Company and the Executive acknowledge and agree that the portion of the Consulting Fees and the Separation Payment that is paid to the Executive hereunder during the period from the Retirement Date through March 15, 2017 is intended to constitute a “short term deferral” as defined under Section 409A of the Code. The Company and the Executive acknowledge and agree that all payments made hereunder are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld from the payments made hereunder. One Thousand Dollars ($1,000) of the Separation Payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Executive agrees that such consideration is in addition to anything of value to which he is already entitled.

(c)LTIP Awards. The Executive shall continue to vest (as if he were an active employee) in the awards previously granted to him under the Sprint Aerosystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan (“LTIP”) and the long-term incentive program maintained pursuant to and in accordance with the Spirit Aerosystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “OIP LTIP”), all as set forth on Exhibit A, which is attached hereto and deemed to be a part of this Agreement (the “Unvested Awards”).

(d)STIP Award. The Executive shall be entitled to a payment of $1,115,000 with respect to 2016 under the short-term incentive program maintained pursuant to and in accordance with the Spirit Aerosystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “OIP STIP”), which is equal to 58.33% of his target 2016 award thereunder. Such amount shall be paid to the Executive in cash at the time annual awards for 2016 under the OIP STIP are otherwise paid to the Company’s executive officers

(e)Nonqualified Deferred Compensation Plan. Effective on the Retirement Date, the Company will credit an additional $2,000,000 to the Executive’s account under the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan (the “DCP”).

(f)Other Continuing Rights. The Company shall continue to pay the Executive his base salary at his annual salary rate currently in effect through the Retirement Date. The Executive agrees that, except for his accrued base salary earned through the Retirement Date, the awards under the LTIP, the OIP LTIP and the OIP STIP as identified above and his account balance under the DCP, he has been paid all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive. The foregoing notwithstanding, following the Retirement Date, the Executive (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, and the Company shall pay for such coverage, through the earlier of (x) July 31, 2017, or (y) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and/or his dependents beyond that mandated by law, and (ii) shall be entitled to receive his account balance and accrued benefit, as applicable, under the Parent’s Retirement and Savings Plan in accordance with the terms of such plan.

(g)Continuing Entitlement. The Executive acknowledges that his continuing entitlement to payments and/or vesting under this Paragraph 2 shall be conditioned upon his reaffirmation of this Agreement through the Retirement Date, his cooperation in providing the Transition Services, and his continuing compliance with Paragraphs 4, 6, 7, 10(a) and 15 of the Agreement. The Executive’s failure to execute a reaffirmation of this Agreement through the Retirement Date or failure to cooperate in providing the Transition Services, or any violation of Paragraphs 4, 6, 7, 10(a) or 15 by the Executive, shall terminate the Company’s obligation to continue to make payments and to continue vesting of awards in accordance with this Paragraph 2.

3.General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (through the date of this Agreement and, upon its reaffirmation, through the Retirement Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release, any claims under that certain Employment Agreement between the Executive and Spirit AeroSystems, Inc., with an effective date of April 6, 2013 (the “Employment Agreement”); any and all subject matter and claims arising from any alleged violation by the Released Parties under the ADEA; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation

Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas. The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to the Executive’s right (i) to enforce the terms of this Agreement and (ii) to the maximum extent permitted by law, to indemnification as an officer and director of the Company and the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and by‑laws and the terms of any indemnification agreement with the Parent and/or the Company to which the Executive is a party as of the date hereof, and to continued coverage under the Company’s and its Parent’s Directors and Officers liability insurance policies as in effect from time to time.

4.Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.[Intentionally Omitted.]

6.No Disparaging, Untrue Or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Released Parties or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Released Parties’ behalf). The Company and the Parent agree to use reasonable efforts to ensure that its "named executive officers", as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, and their Board members do not make to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Executive; provided, however, that the foregoing provision shall not be effective with respect to any information required to be disclosed by the Company or Parent's named executive officers or Board members by the order of a court or administrative agency, subpoena, or other legal or administrative demand.

7.Protective Agreement. The Executive acknowledges and agrees that he shall continue to be bound by the terms and conditions of Paragraph 4 of the Employment Agreement, the terms of which are incorporated herein by reference; provided, however, that the Executive further acknowledges and agrees that the noncompetition and non-solicitation periods as set forth under Paragraphs 4(c) and (d) of the Employment Agreement shall be extended to the end of the Consulting Term.

8.Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

9.Waiver. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

10.Miscellaneous Provisions.

(a)Non-Disclosure. Other than as mandated by law, the Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family. Should the Executive disclose information about this Agreement to his immediate family, his attorney and/or tax and financial advisors, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.

(b)Representation. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on June

6, 2016, the Company advised him to consult with an attorney prior to executing this Agreement and further advised him that he had twenty-one (21) days within which to review and consider this Agreement and that, if he signs this Agreement in less time, he has done so voluntarily in order to obtain sooner the benefits under this Agreement. The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c)Revocation. The Executive acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of the ADEA portion of this Agreement, and such portion of this Agreement will not be effective or enforceable until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business on or before the seventh day after signing, to the attention of Sam Marnick, Chief Administrative Officer, and must expressly state the Executive’s intention to revoke the ADEA portion of this Agreement. If the Executive revokes his acceptance of the ADEA portion of the Agreement, the remainder of the Agreement shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Agreement by so notifying the Executive.

(d)Return of Property. On or before the Retirement Date, the Executive shall return to the Company all of the Company’s and the Parent’s and their respective subsidiaries property that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies, except for property which the Company may otherwise agree in writing that the Executive may retain in order to perform the transition and consulting services hereunder or otherwise. The Executive affirms that he will not retain any such property or information in any form (except as permitted in accordance with the preceding sentence), and will not give copies of such property or information or disclose their contents to any other person.

11.Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent or the termination of the Executive’s employment with the Company and the Parent, provided, however, that the parties acknowledge and agree that the

Employment Agreement shall continue in effect until the Retirement Date. The Company’s payment obligations under this Agreement shall become effective on August 1, 2016, subject to the Executive’s compliance with his obligations hereunder, including, without limitation, his obligation to cooperate in providing the Transition Services as described in Paragraph 1 of this Agreement. Effective as of the end of the day on the Retirement Date, the Employment Agreement shall terminate; provided, however, that all obligations and rights arising under Paragraph 4 of the Employment Agreement, which, as modified by Paragraph 7 of this Agreement, are incorporated by reference herein, shall not be superceded and shall remain in full force and effect. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement. The Executive further expressly represents and warrants that he will not hereafter seek reinstatement, recall or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.

12.No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

13.No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

14.Reimbursement. If the Executive or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 6, 7, 10(a) or 15 of this Agreement, or (b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under Paragraph 2 of this Agreement (except for $1,000.00, which represents the consideration received by the Executive in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), including, for avoidance of doubt, any payments resulting from the vesting of Unvested Awards following the Retirement Date, or any amount of actual damages proven by the Company, if greater. Further, the Executive shall indemnify and hold harmless the Company, its shareholders, employees, officers, directors and other agents from and against all claims, damages, demands, judgments, losses, costs and expenses, including attorneys’ fees, or other liabilities of any kind or nature arising out of said breach, challenge or action by the Executive, his heirs, executors, administrators, successors or assigns. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

15.Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Executive agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.

16.Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

17.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

18.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Wichita, Kansas. In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

19.Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Retirement and Consulting Agreement and General Release consisting of nine (9) pages (excluding the Exhibit hereto) effective as of the first date set forth above.
SPIRIT AEROSYSTEMS, INC.
By:__/s/ Samantha J. Marnick
Its:__SVP/CAO                    /s/ Larry A. Lawson
LARRY A. LAWSON
SPIRIT AEROSYSTEMS HOLDINGS, INC.
By: /s/ Samantha J. Marnick
Its: SVP/CAO

The Executive, the Company and the Parent reaffirm the terms and conditions of this Agreement effective this 31st day of July, 2016.

SPIRIT AEROSYSTEMS, INC.
By: /s/ Samantha J. Marnick
Its: SVP/CAO                    /s/ Larry A. Lawson
LARRY A. LAWSON
SPIRIT AEROSYSTEMS HOLDINGS, INC.
By: /s/ Samantha J. Marnick
Its: SVP/CAO

EXHIBIT A
UNVESTED LTIP/ OIP LTIP AWARDS

Year of Award	Unvested Shares as of July 31, 2016
2013	64,010
2014	85,126
2015	110,235
2016	149,225
TOTAL	408,596